Exhibit 99.1

    BankAnnapolis Names New Executive - Mitchell Krebs Is New SVP
                and Chief Business Development Officer

       ANNAPOLIS, Md.--(BUSINESS WIRE)--July 6, 2005--BankAnnapolis announced today that J. Mitchell Krebs, an Annapolis resident and local banking industry veteran, has joined its executive management team. Krebs will lead the Bank's sales force in his new position as Senior Vice President and Chief Business Development Officer.
       A SunTrust bank officer since 1985, Krebs has 25 years experience in banking and finance in the Baltimore/Washington market. From 1999 to 2003, he served as SunTrust's sales manager in Annapolis. Most recently, he led SunTrust's business banking efforts throughout most of the State of Maryland.
       Krebs will manage BankAnnapolis' Business Development and Mortgage Origination staffs, supervising the people and processes responsible for developing, maintaining, and expanding loan and deposit relationships with commercial customers, as well as commercial and residential real estate customers.
       "Mitch's sales management experience, coupled with his extensive banking knowledge and ties to the local community make him ideally suited for the position of Chief Business Development Officer," said Richard M. Lerner, Chairman and CEO of BankAnnapolis. "He is a proven leader with a track record of new business acquisition and customer retention. We are excited to have him as part of the BankAnnapolis team."
       As Senior Vice President and Chief Development Officer, Krebs will also be a member of the Bank's Planning Committee, which helps set the strategic direction of the organization.
       "BankAnnapolis' emphasis on building in-depth relationships and providing attentive, personalized customer service has unfortunately become harder to find in our touch-tone, 'menu-driven' society," said Krebs. "That's why I'm so excited about the opportunity to lead a team of bankers committed to an outstanding level of personalized sales and face-to-face service in our market. I am honored to be part of such a well-known and well-respected Annapolis institution."

       About BankAnnapolis

       Founded in 1990, BankAnnapolis serves small businesses, professional concerns, and individuals through its six community banking offices in Anne Arundel and Queen Anne's Counties. The Bank's parent company, Annapolis Bancorp, Inc. (NASDAQ:ANNB), posted earnings of $620,000 in the first quarter of 2005, up 50% from the same period last year. Total assets for the Bank were $292.4 million at March 31, 2005.

    CONTACT: BankAnnapolis
                 by
             Corporate Communications Alliance (CCA)
             Sandy Alan, 410-975-9001
             sandy@cca-pr.com